EXHIBIT 10.88(a)
AMENDMENT TO OFFER LETTER
This Amendment to Offer Letter (“Amendment”) is made as of the 14th day of March, 2024, among Burger King Europe GmbH (“BKE”), PLK Europe GmbH (“PLK”), Tim Hortons Restaurants International GmbH (“TH”), Firehouse Subs Europe GmbH (“FHS”) (BKE, PLK, TH and FHS, collectively, the “Company”) and David Shear (“Shear”) (each a “Party” and, collectively, the “Parties”), to that certain Offer Letter dated December 8, 2020, as such offer letter may have been amended from time to time, that governs the terms and conditions of Shear’s employment with the Company (the “Agreement”). Unless defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties desire to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Agreement is amended as provided below. The Parties acknowledge that this Amendment is effective as of March 14, 2024 (the “Effective Date”) and is not applicable to any period(s) prior to the Effective Date.

1.Parties to the Agreement. The term “Company” shall be amended to include FHS. Additionally, each of the following references in the Agreement shall be changed to the following:
(a)all references to “BKE, PLK and/or TH” shall be changed to “BKE, PLK, TH and/or FHS”;
(b)all references to “BKE, PLK or TH” shall be changed to “BKE, PLK, TH or FHS”;
(c)all references to “BKE, PLK or TH’s’s” shall be changed to “BKE, PLK, TH or FHS’s”;
(d)all references to “BKE, PLK and TH” shall be changed to “BKE, PLK, TH and FHS”; and
(e)all references to “BKE, PLK, TH” shall be changed to “BKE, PLK, TH, FHS”.
2.Duration of Employment. Section 1(b) of the Agreement is amended to provide that the term of the Agreement, and therefore Shear’s employment with the Company, shall terminate on March 1, 2025 (the “Termination Date”) unless sooner terminated in accordance with the Separation Agreement between the Company and Shear, dated of even date herewith, or “for cause” as provided in Section 7(b) of the Agreement. Additionally, Shear hereby waives any right or entitlement he may have had, if any, under the Agreement to receive pay in lieu of notice and severance pay upon the termination of his employment on the Termination Date.
3.Position.    Section 2 of the Agreement is deleted and replaced with the following:
“2. Position. From March 14, 2024 until the Termination Date, you will continue to work with the Company in a new role, as advisor to the President, International, during which time you shall have such duties and responsibilities as are consistent with this role as the Chief Executive Officer of Restaurant Brands International Inc. specifies from time to time.”
4.Location and Hours of Work. Section 3 of the Agreement is amended to provide that Shear’s position will ordinarily be based in Zug, Switzerland, acknowledging that the Company has completed the relocation of its offices as originally anticipated in the Offer Letter. Additionally, the following sentence is added to the end of Section 3: “You shall devote at least one day per week to your duties.”
5.Base Salary. Sections 4(a) and 4(b) of the Agreement are deleted and replaced with the following:
“(a) Base Salary. Your total overall base salary will be CHF 177,838.23 gross per annum (“Base Salary”), payable by BKE in instalments on BKE’s regular payroll dates. The internal allocation of your Base Salary will be borne by the Company in accordance with the effective workload worked in the position.
(b) Annual Bonus Program. You are not eligible to participate in any annual bonus program or other annual incentive plan adopted or maintained by BKE with respect to any calendar year following calendar year 2023. Additionally, for the avoidance of doubt, you are not eligible, and have not in the past been eligible, to participate in any annual bonus program or other annual incentive plan adopted or maintained by PLK, TH or FHS.”
6.Host Premium. Section 4(c) of the Agreement is deleted in its entirety.
7.Restrictive Covenants – Remedy. Section 8(a)(v) is amended to clarify that the remedy set forth therein does not supersede or otherwise impact any other remedies that may be available to any one or more of BKE, PLK, TH, FHS and/or any of their respective affiliates, including those that may be available under any equity award agreements issued to Shear.
8.Miscellaneous. For the avoidance of doubt, the modifications to the Agreement made by this Amendment shall not constitute a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. All provisions of the Agreement not modified by this Amendment remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute one and the same instrument. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

IN WITNESS WHEREOF, the Company and Shear have executed this Amendment as of the date first set forth above.

DAVID SHEAR Signature: /s/ David Shear Print Name: David Shear	BURGER KING EUROPE GMBH By: /s/ Susan Dean____________________ Name: Susan Dean_____________________ Title:_Authorized Signatory_______________

PLK EUROPE GMBH By: /s/ Susan Dean____________________ Name: Susan Dean_____________________ Title:_Director _______________	TIM HORTONS RESTAURANTS INTERNATIONAL GMBH By: /s/ Susan Dean____________________ Name: Susan Dean_____________________ Title:_Director _______________

FIREHOUSE SUBS EUROPE GMBH

By: /s/ Susan Dean____________________

Name: Susan Dean_____________________

Title:_Director _______________